Exhibit 10.1

WINN-DIXIE

Peter Lynch

President

Chief Executive Officer

March 18, 2005

Mr. Thomas Robbins

4676 Austin Trace

Zionsville, IN 46077

Dear Tom:

This letter will serve as an offer of Winn-Dixie Stores, Inc. to employ you as our Senior Vice President, Merchandising. We anticipate that your employment will commence on March 28, 2005. It will be recommended to the Board of Directors at its next meeting that you be elected an Officer of the Company as of the date you commence employment.

Base Salary, Annual and Long-Term Incentive

From the start of your employment through the fiscal year ending June 29, 2005, we will pay you a base salary of $350,000 per full year, payable monthly in arrears on the last banking day of the month. Your annual incentive eligibility will be 80% (eighty percent) of your base salary. Your annual perquisite benefit (perk) will be $25,000 (twenty-five thousand dollars). Based on the proposed start date above, your incentive eligibility and perk will be prorated. For the fiscal year ended June 29, 2005, you will be eligible to receive a prorated cash guaranteed annual incentive bonus provided under the Company’s Officer Compensation Program, which shall be targeted at 20% of your base salary (or 1/4 of the fiscal year eligibility). The prorated perk will be approximately $6,250 (or 1/4 of the full benefit) for 2005.

There are a number of executive-level programs which are subject to court review and approval due to our recent filing, to include a long-term incentive program, retention benefit and change-in-control provision. Upon bankruptcy court approval, you will be covered by these programs in the same manner as like-situated Executive Officers of the Company.

Sign-On Bonus

You will receive a one-time sign-on bonus equal to $50,000. This bonus will be repayable at 100% if you voluntarily leave the Company within one year, and will be repayable at 50% if you voluntarily leave the Company within two years.

Full Year Example:

The following chart illustrates the value of a full year’s compensation at “on target” performance:

Base salary	$350,000
Perquisite Benefit	$25,000
Annual Incentive	$280,000

Total	$655,000

Benefits

You will have the various Company benefits, including four weeks of paid vacation, and be entitled to participate in the various plans generally available to Officers of the Company. The Company will also reimburse you for your COBRA expenses during the waiting period (first of the month following ninety days of service) for medical and dental benefits, less the employee contributions that would have been required had you been covered by the Winn-Dixie plans.

In connection with your relocation, please find attached a brief overview of your relocation benefits as stated in Policy 9001. Within five business days of accepting this offer, you will receive a phone call from SIRVA Relocation to discuss your relocation benefits.

If you voluntarily leave the Company one year or less after your start date, you will be required to repay to Winn-Dixie one hundred percent of your relocation costs and associated expenses paid on your behalf. If you voluntarily leave the company between one and two years of your start date, you will be required to repay to Winn-Dixie fifty percent of your relocation costs and associated expenses paid on your behalf.

Severance

You will be eligible to receive a severance payment equal to one year of base salary, plus one year of target bonus in the event of involuntary employment separation for any reason other than “for cause”. You will also be eligible to receive an offset for the COBRA premiums which provide a continuation of medical coverage for up to eighteen months. The offset amount will equal the difference between the premium you would pay as an active Associate and the COBRA plan premium. All components are promoted during the first year of employment.

The conditions of this offer letter are subject to the approval of the Company’s Compensation Committee.

If this letter correctly states your understanding of the offer which you have accepted, please so indicate by signing and returning the enclosed copy of this letter to Dedra Dogan, Vice President, Field and Corporate HR, in an envelope marked Personal & Confidential, at your earliest convenience.

We look forward to having you with us.

Sincerely,

/s/ Peter Lynch
Peter Lynch

/s/ Thomas P. Robbins	3/19/05
Agreed To	Date

Enclosure

cc: D. Dogan